UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
COPPERSMITH VALUE PARTNERS, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA LB LLC
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On August 5, 2013, Coppersmith Capital issued the following press release:

Media Contact:	Investor Contact:
Dan Gagnier	Mark Harnett
Sard Verbinnen & Co	MacKenzie Partners, Inc.
(212) 687-8080	(212) 929-5500

COPPERSMITH CAPITAL EXPOSES DESPERATE ACTIONS BY ALERE TO TRY AND PRESERVE STATUS QUO

Urges Stockholders to Vote the BLUE Proxy Card to Support Much Needed, Real Change and
Elect Coppersmith’s Highly-Qualified Nominees

New York, NY, August 5, 2013 – Coppersmith Capital Management, LLC and the other participants in its proxy solicitation (collectively, “Coppersmith”), the fourth-largest stockholder of Alere, Inc. (NYSE: ALR) (“Alere”), owning approximately 7.3% of the shares outstanding, today commented on Alere’s August 2, 2013 letter to stockholders:

Dear Fellow Alere Stockholder:

What do you do when you have a decade of poor performance, no strategy of your own, have been broadly rejected by stockholders and both leading proxy advisors, ISS and Glass Lewis, and are desperate to preserve the status quo and a culture of no accountability?  If you are Alere and willing to level scurrilous personal attacks without merit, you engage in an 11th hour smear campaign to divert attention from your failure to convince stockholders of the logic of your business strategy. Alere’s inflammatory, ad hominem public letter of this past Friday concocted a series of events around our nominee, Curt Hartman, to damage his reputation.  There is no merit whatsoever to any of their accusations.

Curt Hartman is an exemplary executive with an enviable track record of creating value.  Moreover, he is a man of the highest personal and professional integrity, whose reputation is above reproach.  Neither he nor his family deserves the baseless mudslinging to which Alere has maliciously resorted.  It is shameful that Alere would be so careless and unhinged as to formulate this unjustifiable personal attack – particularly given the very real personal and professional issues that a number of its director nominees carry.

We want to assure Alere stockholders that even though management has lowered themselves to reckless personal attacks on the character and integrity of our three highly-qualified director candidates, we are only more steadfast as a result in our commitment to work constructively with the incumbent board to bring about positive and much needed change to Alere’s culture.

Stockholders deserve better than falsehoods and useless personal invective – they deserve the rational, constructive strategy debate Coppersmith has one-sidedly initiated and championed.  Alere has real problems that management and current board continue to fail to address, including operational underperformance, business portfolio, leverage, transparency and most of all lack of accountability. We urge you not to be distracted by Alere’s meritless personal attacks on our nominees.  As we have tirelessly stressed, this debate has always been about who is better equipped to demand answers to the tough questions that management has avoided for a decade.  Alere’s false and misleading statements are nothing but a desperate attempt to maintain the status quo, and are consistent with the company’s typical ready-fire-aim style of business decision-making. This approach has destroyed stockholder value while bringing additional risk upon the company. Stockholders deserve better.

We believe management is afraid to have new, independent directors join its cozy “club” and ask the hard questions, holding them accountable quarter over quarter, year over year.  After a decade of significant underperformance and the loss of billions in stockholder value Alere is due for some accountability and objective decision-making.  With the annual meeting only two days away, time is running out for stockholders to demand the change that Alere so desperately needs.  Please remember to vote your BLUE proxy card as soon as possible.  We look forward to your continued support.

Sincerely,

/s/ Jerome Lande

Jerome Lande

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR ALERE INVESTMENT
PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

IF YOU NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC TOLL FREE AT (800) 322-2885 OR (212) 929-5500 (CALL COLLECT)
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Coppersmith urges Alere’s stockholders to vote the BLUE proxy card for the election of Coppersmith’s three highly-qualified and independent candidates to Alere’s Board of Directors at its upcoming annual meeting of stockholders on Wednesday, August 7, 2013.